LEASE EXPANSION AND SIXTH AMENDMENT TO LEASE AGREEMENT

THIS LEASE EXPANSION AND SIXTH AMENDMENT TO LEASE AGREEMENT ("Sixth Amendment") is entered into as of the 6th day of July, 1998, between KAB PLAZA PARTNERS, L.P., a Texas limited partnership ("Landlord"), and AMRESCO, INC., a Delaware corporation ("Tenant").

                         WITNESSETH:

     WHEREAS, K-P Plaza Limited Partnership, a Texas limited partnership ("K-P Plaza"), and Tenant entered into that certain Office Lease dated February 9, 1996, as amended by that certain First Amendment to Office Lease dated July 17, 1996 ("First Amendment"), covering approximately 130,606 rentable square feet of area ("Original Premises") located on the entire 17th, 22nd, 23rd, 24th and 25th floors and part of the 16th floor as more particularly described in the Lease and commonly referred to as Suite 2400 in the office building located at 700 North Pearl Street (the "North Tower") within the development commonly known as the Plaza of the Americas situated on Blocks 257 and 258 in the City of Dallas, Texas.

      WHEREAS, K-P Plaza and Tenant entered into that Second Amendment to Lease Agreement dated May 27, 1997 ("Second Amendment"), whereby Tenant leased 3,858 rentable square feet of area located on the 16th floor of the North Tower on a temporary basis until December 31, 1997 (the "Temporary Premises"), all as set forth in the Second Amendment;

      WHEREAS, K-P Plaza and Tenant entered into that Third Amendment to Lease Agreement dated September 22, 1997 ("Third Amendment"), whereby Tenant leased an additional 3,128 rentable square feet of area located on the 16th floor of the North Tower on a temporary basis until March 31, 1998 ("Additional Temporary Premises"), all as set forth in the Third Amendment;

      WHEREAS,  Landlord succeeded to the  interest  of  K-P
Plaza and assumed all of K-P Plaza's obligations under the Lease;

      WHEREAS, Landlord and Tenant entered into that Fourth Amendment to Lease Agreement dated January 6, 1998 ("Fourth Amendment"), whereby Tenant expanded the Premises by 32,139 rentable square feet of area - some of which space included the Temporary Space and the Additional Temporary Space - on the 16th and 19th floors of the North Tower ("Fourth Amendment Expansion Premises") so that the Premises thereafter totaled 162,745 rentable square feet of area;

      WHEREAS, Landlord and Tenant entered into that Fifth Amendment to Lease Agreement dated March 25, 1998 ("Fifth Amendment"), whereby Tenant expanded the Premises by an additional 34,856 rentable square feet of area on the 4th and 18th floors of the North Tower commonly identified as Suite 400 and Suite 1850, so that the Premises thereafter totaled 197,601 rentable square feet of area (such Office Lease Agreement, as amended by the First, Second, Third, Fourth and Fifth Amendments, is hereafter referred to as the "Lease"); and

      WHEREAS, Landlord and Tenant desire to amend the Lease further to, among other things, expand the Premises by an additional 1,486 rentable square feet of area on the 21st floor of the North Tower commonly identified as Suite 2145, as shown on Exhibit "A" to the Sixth Amendment, all as more fully set forth in this Sixth Amendment;

      NOW,  THEREFORE, for good and valuable  consideration,
the   receipt   and   sufficiency  of   which   are   hereby
acknowledged, Landlord and Tenant hereby agree to amend the Lease as follows:

1. Definitions. Unless otherwise defined, all defined terms in this Sixth Amendment have the same meaning as in the Lease.

2. Premises. Beginning on the first full business day after the Effective Date for this Sixth Amendment (such date hereafter referred to as the "Commencement Date for 21st Floor Expansion"), the Premises will expand to include the 1,486 rentable square feet of area located on the 21st floor of the North Tower commonly known as Suite 2145 and as shown on Exhibit "A" to this Sixth Amendment ("21st Floor Expansion Premises"). Thereafter, the Premises as described in the Basic Office Lease Information incorporated into the Lease will total 199,087 rentable square feet of area - which Premises will include the Original Premises, the Fourth Amendment Expansion Premises, the 18th Floor Expansion Premises, the 4th Floor Expansion Premises, and the 21st Floor Expansion Premises. Tenant shall execute and deliver to Landlord, within 10 days after Landlord has requested same, a letter confirming (i) the Tenant's acceptance of the 21st Floor Expansion Premises, (ii) the Commencement Date for the 21st Floor Expansion Premises, and
     (iii) that Landlord has performed all of its obligations with respect to the 21st Floor Expansion Premises.

3. Term, The Term of the Lease (i) remains unchanged by this Sixth Amendment and (ii) applies to the 21st Floor
     Expansion Premises.

4.   Basic  Rental.  Beginning on the Commencement Date  for
     21st Floor Expansion, and continuing until and including October 31, 2003 Tenant shall pay Landlord Basic Rental for the 21st Floor Expansion Premises (i.e., the approximately 1,486 rentable square feet of area) at the annual rental rate of $10.00 per rentable square foot (i.e., $1,238.33 monthly) in the manner set forth in Article IV of the Lease, together with all other amounts due under the Lease. Beginning on November 1, 2003 and continuing until the end of the Term, Tenant shall pay Landlord Basic Rental for the 21st Floor Expansion Premises at the annual rental rate of $12.00 per rentable square foot (i.e., $1,486.00 monthly) in the manner set forth in Article IV of the Lease, together with all other amounts due under the Lease. The Basic Rental set forth above applicable to the 21st Floor Expansion Premises includes Tenant's Proportionate Share of Basic Costs for the calendar year commencing January 1, 1998, and ending December 31, 1998, but does not include Tenant's share of electrical and other utility charges described in
     Section 4.c of the Lease and elsewhere. In addition to the Basic Rental applicable to the 21st Floor Expansion Premises set forth above, Tenant shall pay Landlord in the manner provided for in the Lease all other amounts due under the Lease, including, without limitation, (i) Tenant's share of the Excess described in Exhibit "C" to the Lease for the years after 1998 and (ii) the Electrical Costs as set forth in Section 4.c of the Lease. Except as otherwise expressly provided herein, nothing in this Sixth Amendment effects the payment of Basic Rental or other sums due under the Lease. For the purposes of calculating the Excess applicable to the 21st Floor Expansion Premises under Exhibit "C" of the Lease, the cap on Controllable Expenses applies, but the Expense Stop applicable to the 21st Floor Expansion Premises will be calculated using Basic cost for the Calendar year 1998. If, with the consent of Landlord, Tenant enters into occupancy of the 21st Floor Expansion Premises to do business prior to the Commencement Date for 21st Floor Expansion, the provisions of the Lease apply and Basic Rental accrues and is payable from the date of occupancy.

5.   Tenant's  Proportionate  Share.   Landlord  and  Tenant
     stipulate and agree that for all purposes under this Lease, effective from and after the Commencement Date for 21st Floor Expansion, the Tenant's Proportionate Share is 19.014%. It is further stipulated and agreed that for all purposes under this Lease, the Tenant's Proportionate Share is obtained by dividing (i) the rentable square feet in the Premises at the time (which includes a pro rata share of the Common Areas) by (ii) 1,045,551. The foregoing numbers of rentable square feet are stipulations and establish a material part of the economic basis for the execution of this Lease by Landlord and shall not be adjusted unless the rentable area of Premises is increased or decreased by the addition or deletion of rentable area within the Buildings and an appropriate amendment to the Lease is executed.

6.   Tenant Improvements; As Is. TENANT AGREES TO ACCEPT THE
     21ST FLOOR EXPANSION PREMISES IN ITS "AS IS" CONDITION AS OF THE DATE OF THIS SIXTH AMENDMENT WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY LANDLORD, INCLUDING ANY WARRANTY OF HABITABILITY OR FITNESS FOR ANY PARTICULAR USE.

7.   Substitution Right.

     a. Substitution Right. From time to time during the Term, Landlord may substitute for the 21st floor Expansion Premises other space that has an area at least equal to that of the 21st Floor Expansion Premises and is located in the North Tower (the "Substitution Space") if Landlord secures a lease with another tenant for the entire 21st floor.

     b. Effect of Substitution. If Landlord exercises such right by giving Tenant notice thereof ("Substitution Notice"), the (i) the description of the Premises shall be replaced by the description of the Substitution Space; and
       (ii) all of the terms and conditions of the Sixth Amendment and the Lease shall apply to the Substitution Space except that, if the Substitution Space contains more square footage than the 21st Floor Expansion Premises, then the Basic Rental shall be increased proportionately. The effective date of such substitution (the "Substitution Effective Date") shall be the date specified in the Substitution Notice or, if Landlord is required to perform tenant finish work to the Substitution Space under Paragraph 7.c of this Sixth Amendment, then the date on which Landlord substantially completes such tenant finish work. If Landlord is delayed in performing the tenant finish work by Tenant's actions (either by Tenant's change in the plans and specifications for such work or otherwise), then the Substitution Effective Date shall not be extended and Tenant shall pay Rent for the Substitution Space Beginning on the date specified in the Substitution Notice.

     c. Possession of Substitution Space. Tenant may either accept possession of the Substitution Space in its "as is" condition as of the Substitution Effective Date or require Landlord to alter The Substitution Space in the same manner as the Premises were altered or were to be altered. Tenant shall deliver to Landlord written notice of its election within 10 days after the Substitution Notice has been delivered to Tenant. If Tenant fails to timely deliver notice of its election or if an Event of Default then exists, then Tenant shall be deemed to have elected to accept possession of the Substitution Space in its "as is" condition.

     d. Surrender of Premises. Tenant shall move from the 21st Floor Expansion Premises into the Substitution Space and shall surrender possession of the 21st Floor Expansion Premises as provided in this Paragraph 7 by the Substitution Effective Date. If Tenant occupies the 21st Floor Expansion Premises after the Substitution Effective Date, then Tenant's occupancy of the 21st Floor Expansion Premises shall be a tenancy at sufferance (and, without limiting all other rights and remedies available to Landlord, including instituting a forcible detainer suit), Tenant shall pay Basic Rental for the 21st Floor Expansion Premises as provided in the Lease and this Sixth Amendment and all other Rent due there for until such occupancy ends; such amounts shall be in addition to the Rent due for the Substitution Space.

     e. Tenant's Reimbursement. If Landlord exercises its substitution right, then Landlord shall reimburse Tenant for Tenant's reasonable out-of-pocket expenses for moving Tenant's furniture, office equipment, supplies, cabling, Tenant's equipment, and telephone equipment from the 21st Floor Expansion Premises to the Substitution Space. If the Substitution Space contains more square footage than the 21st Floor Expansion Premises, and if the 21st Floor Expansion Premises were carpeted, Landlord shall supply and install an equal amount of carpeting of the same or equivalent quality and color.

8. Brokerage. Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Sixth Amendment other than with Prentiss Properties Limited, Inc. Both Landlord and Tenant agree to indemnify each other and hold each other harmless from and against any and all costs (including investigation and defense costs) and expenses, claims for commissions or other payments by any broker or agent who alleges to have performed services on behalf of the indemnifying party.

9.   Management Company.  Tenant acknowledges that  Prentiss
     Properties Limited, Inc. is the Landlord's management and leasing representative.

10.  Authority.   Each  individual signing below  represents
     that he/she has been duly authorized to execute and deliver this Sixth Amendment and that same shall be binding on Landlord and Tenant (as applicable) on whose behalf he/she is signing.

11. Entire Agreement. This Sixth Amendment, together with the provisions of the Lease, embody the entire agreement between the parties with respect to the subject matter hereof and cannot be varied except by written agreement of the parties.

12. Successors and Assigns. All of the terms, covenants, provisions, and conditions of this Sixth Amendment are hereby made binding on the executors, heirs, administrators, successors, and permitted assigns of both parties hereto.

13.  Headings.   The  captions used in connection  with  the
     sections of this Sixth Amendment are for convenience only and shall not be deemed to construe or limit the meaning of the language of this Sixth Amendment.

14.  Conflict.   In  the event of any conflict  between  the
     provisions of this Sixth Amendment and the provisions of the Lease, the provisions of this Sixth Amendment will govern and control.

15. Drafting. Landlord and Tenant acknowledge and confirm that each of their respective attorneys have participated jointly in the review and revision of this Sixth Amendment and that it has not been written solely by counsel for one party. Landlord and Tenant therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Sixth Amendment to favor any party against another.

16.  Lease.   As  amended hereby, the Lease will govern  the
     21st Floor Expansion Premises and will continue in full force and effect and is ratified and confirmed by Landlord and Tenant. From and after the date of this Sixth Amendment, the term "Lease", when used in the Lease, will mean the Lease, as further amended by this Sixth Amendment.

17. Counterparts. This Sixth Amendment may be executed in multiple counterparts and signature pages from any counterpart may be appended to any other counterpart. All counterparts shall constitute a single, unified instrument.

WITNESS THE EXECUTION HEREOF, effective as of the date set forth above ("Effective Date").

                         AMRESCO, INC., a Delaware corporation


                         By:    //Derek Nash
                         By:       Derek Nash
                         Title:    Vice President Facilities


                         KAB PLAZA PARTNERS, L.P.
                         A Texas limited partnership


                         By:      AB Sub II, Inc.
                                  Its general partner

                         By:
                         Title: